Exhibit 10.25

OFFER LETTER Amir Jafari April 12, 2021 Doc ID: cd07c0b61134798bf2816cfec78f9541b444aab8

Table of ContentsOur Purpose 1 Ofer Summary 2 Equity Calculator 3Option Vesting Schedule and Early Exercise 4Employee Benefts 5 First Week 6 Where We’re Headed 7 Things to Know about Your Offer (Legal) .8-9 Ofer Letter Acceptance 10Doc ID: cd07c0b61134798bf2816cfec78f9541b444aab8

Our Purpose We’re here to accelerate the growth potential of small businesses You’ll see our values in who we hire, how we work, and what we accomplish We aim to be the greatest of all time (GOAT) Plastiq Values Get it Done Own the Outcome Adapt with Conviction Trust the Team

Offer Summary Initial Role Chief Financial Officer Annual Salary + Executive Management Bonus Target $350,000 + $150,000 New Hire Equity Award1 1,061,520 Stock Options Start Date April 13, 2021 Manager Eliot Buchanan 1 Subject to Compensation Committee approval!

Equity Calculator

New Hire Equity Award[1]
1,061,520 Stock Options

Strike Price[2]
$2.46

Preferred Price[3]
$5.88

Your Potential Net Equity Value (at Current, 2x, 6x, 20x)*

This is purely a hypothetical example and not a promise or guarantee of the value of your equity.



100000000
75000000
50000000
25000000
0
$3,638,655
$8,138,651
$29,638,632
$89,838,577
$500MM
$1B (2x)
$3B (6x)
$10B (~20x)

	$500MM	$1B (2x)	$3B (6x)	$10B (~20x)
Hypothetical Potential Equity Value*	$6,249,994	$10,749,990	$32,249,971	$92,449,916
(Cost to Exercise)	$2,611,339	$2,611,339	$2,611,339	$2,611,339
Hypothetical Potential Net Value	**$3,638,655**	**$8,138,651**	**$29,638,632**	**$89,838,577**
Hypothetical Regular Tax (37%)	$1,346,302	$3,011,301	$10,966,294	$33,240,273
Hypothetical Early Tax (20%)	$727,731	$1,627,730	$5,927,726	$17,967,715
Hypothetical Potential Savings	$618,571	$1,383,571	$5,038,567	$15,272,558

1 Subject to Compensation Committee approval

2 Based on our latest 409A valuation, subject to change

3 Based on our latest preferred price, subject to change

* All potential equity values are hypothetical. The model above is based on 84.9M CSO and an assumed additional round of funding.

3

[5] [Amir Jafari.pdf]

CONFIDENTIAL

Doc ID: cd07c0b61134798bf2816cfec78f9541b444aab8

Option Vesting Schedule & Early Exercise The options you’re being awarded will vest over four years As you can see in the example schedule below, your options start vesting one year from your start date, meaning 25% of your options will vest on your one-year anniversary After that, 1/36th of the remaining options will vest each month You will also have the ability to exercise your equity award early so you can start the holding requirement for long-term capital gains tax treatment Options exercised early become restricted shares and will follow the same vesting schedule Vesting schedule options granted 1,061,520 Vesting commence date 4/13/2021 1-year cliff 265,380 monthly vesting 1/36 endof 2nd year 530,760 monthly vesting 1/36 end of 3rd year 796,140 monthly vesting 1/36 end of 4th year 1,061,520

Employee Benefits Full Healthcare Coverage Premiums covered at 100% Dependents at 75% Time Off For Exempt employees, there’s no policy on vacation Take paid time away to recharge and stay at peak productivity For Non-Exempt employees, there are three (3) weeks of PTO Parental Leave 12 weeks of paid leave for the birth or adoption of a child and phased-in return to work for those who have given birth 401(k) Administered through ADP Use Plastiq for Free Use your Plastiq account for free and earn rewards, cash back, plane tickets, or even hotel stays Commuter Pre-tax transit savings card and more

First Week You’ll start on a Tuesday because we think it’s nice to have a long weekend before you join us Tuesday Welcome Plan to begin remotely at 9:30am PT and we’ll get you set up with a laptop and all of our systems You’ll meet and greet with your new Manager and team and learn our Plastiq Way of Working Later, expect Introductions to Engineering, Product, Customer Support, Risk, Sales, Analytics, Partnerships, FinOps & Marketing Also, plan to join Eliot’s Open Office Hours, an informal time to share your feedback, ideas, concerns, questions, or just hang out ...and onto Friday, your First Show and Tell!

Where We’re Headed The world’s economy is formed by small business owners As small businesses thrive, the world thrives Lives are made better, richer, and more connected on a global scale Over 30 million small businesses employ nearly 60 million workers; in other words, half of the US workforce is employed by small businesses Despite this fact, when it comes to financial services, small and medium-sized businesses (SMBs) are always and consistently left behind It’s time someone fought for them first If SMBs are the engine, cash flow is the fuel SMBs often struggle with maintaining a healthy cash flow position to grow their business due to limited access to credit, restrictions on current credit instruments, seasonal sales cycles, and limited expertise in cash flow management Millions of SMBs fail to reach that next step of growth, and many fall apart With the average SMB having less than 30 days of cash on hand, adequate cash flow is the inhibitor of success It also represents their greatest opportunity At Plastiq, our mission is to help small businesses achieve their growth potential by helping them best manage their cash flow Our vision is to be the trusted financial partner that gives an immediate, digital picture of the health of their business and a wide range of curated options to manage and grow it

Things to Know about Your Offer Your compensation is subject to taxes and withholdings and will be paid on the Company’s normal payroll cycle 2.Your option grant, including the terms and exercise price, is subject to, and will be determined by, Compensation Committee approval 3.Your option grant will be made pursuant and subject to the terms of Plastiq’s option Plan Document 4.Your employment is at will and either you or Plastiq may terminate your employment at any time, with or without notice No manager or supervisor at Plastiq has the authority to change, modify, or alter this at-will nature of the relationship except for the CEO who may only do so upon written agreement signed by both you and the CEO 5.Termination Benefits In the event of you are terminated by the Company within the first twelve months of the date you started employment (“Start Date”) for any reason other than“Cause” (as defined below), the Company shall pay you (a) your base salary through your last day of employment (the “Date of Termination”), (b) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”), and (c) a lump sum severance equal to four and a half (4.5) months of your Salary, less applicable withholdings, if you sign a release agreement acceptable to the Company If you are terminated for Cause or if you resign your employment, or if you are terminated for any reason after the end of the twelfth month after your Start Date, you will receive your base salary through your Date of Termination and any Accrued Obligations “Cause” as used in this Offer Letter shall mean (i) dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers,suppliers vendors or other third parties with which such entity does business; (ii) commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (iv) material violation ofany provision of any agreement(s) between you and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions

Things to Know about Your Offer (cont’d) Plastiq may change or discontinue the Company’s benefits provided to you and/or your dependents at any time with or without notice Your starting employment with Plastiq is conditioned upon and subject to a background check and proof of your eligibility to be legally employed in the US As a condition of your employment, you are also required to sign and comply with an Employee Confidentiality and Assignment Agreement and Arbitration Agreement that requires, among other provisions, the assignment of rights to any invention made during your employment at the Company proprietary information and arbitration of any claims you or the Company may have with each other You hereby represent and warrant that you are not party to any written or oral agreement with any third party that would restrict your ability to accept employment with the Company You also agree that you will not disclose to the Company any information that you acquired from any prior employer or third party that could be considered protected from disclosure under any existing covenant or agreement relating to confidential and proprietary information This offer document, together with your Employee Confidentiality and Assignment Agreement forms the complete and exclusive agreement with the Company It supersedes any other agreement or promises made to you by anyone, whether oral or written Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter require a written modification signed by the Head of People of the Company If any provision of this offer document is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer document and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law

Offer Letter Acceptance Congratulations! We’re excited to have you join the team Sincerely, Plastiq Inc By: Angela Loeffler, Head of People By signing below, I confirm that I’ve read this offer in its entirety and accept this offer of employment Signature: 04 / 12 / 2021 Date:

Welcome!

Offer letter with updated start date Jafari Amir Plastiq Offer 04022021.pdf cd07c0b61134798bf2816cfec78f9541b444aab8 / DD / YYYY [GRAPHIC APPEARS HERE] Completed 04 / 12 / 2021 20:16:12 UTC-8 Sent for signature to Angela Loeffler (angela@plastiq.com) and Amir Jafari (ajafari4@yahoo.com) from stephanie@plastiq.com IP: 148.64.110.82 04 / 12 / 2021 20:44:29 UTC-8 Viewed by Angela Loeffler (angela@plastiq.com) IP: 24.43.192.3 04 / 12 / 2021 20:45:21 UTC-8 Signed by Angela Loeffler (angela@plastiq.com) IP: 24.43.192.3 04 / 12 / 2021 21:29:00 UTC-8 Viewed by Amir Jafari (ajafari4@yahoo.com) IP: 73.170.85.221 04 / 12 / 2021 21:32:20 UTC-8 Signed by Amir Jafari (ajafari4@yahoo.com) IP: 73.170.85.221 04 / 12 / 2021 The document has been completed 21:32:20 UTC-8